EXHIBIT 10.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of December 20, 2013 by and between MESA ENERGY, INC., a Nevada corporation (“Mesa”), and TNR HOLDINGS LLC, a Delaware limited liability company (“TNR”; together with Mesa, collectively, the “Parties” and each, individually, a “Party”).

RECITALS:

WHEREAS, Mesa is a member of TNR;

WHEREAS, TNR is in need of certain technology assets and certain administrative functions which Mesa has the capacity provide;

WHEREAS, it is in the best interests of Mesa and TNR to make such technology assets and administrative functions available to TNR.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Corporate Services.  Mesa, on a monthly basis, shall make available to TNR, assets owned, licensed or otherwise controlled by Mesa and certain personnel employed by Mesa, as set forth on Exhibit A hereto (collectively, the “Corporate Services”):

2. Cost of Corporate Services.  In exchange for providing the Corporate Services, TNR shall pay Mesa the amounts set forth on Exhibit A on a monthly basis, subject to the provisions of Section 6 hereof.

3. Service Standards.

(a) Mesa shall ensure that the Corporate Services are provided in accordance with the specifications set out in Exhibit A and the Service Standards (as hereinafter defined).

(b) For the purposes of this Agreement, “Service Standards” means, in relation to the performance of the Corporate Services, carrying out those Corporate Services (i) with reasonable care and skill, (ii) in good faith, (iii) in accordance with Good Industry Practice (as hereinafter defined), (iv) in accordance with any rules, codes, policies, procedures, and standards established by TNR from time to time, (v) in cooperation with TNR, its agents, subsidiaries, affiliates, and contractors including, without limitation, in relation to the provision of information requested by TNR, (vi) in a manner which is not and is not likely to become injurious to health or detrimental to the environment, reputation or any property at any premises of TNR or its affiliates to which Mesa has access in order to provide the Corporate Services; and (vii) in a manner which shall not diminish the public image and reputation of TNR.

(c) For the purposes of this Agreement, “Good Industry Practice” means the exercise of such levels of skill, diligence, prudence and foresight as can reasonably be expected from a prudent services provider in the same or similar circumstances, which as a minimum are widely used, recognized and accepted by service providers as an industry standard.

4. Employees and Hours.  The number and hours of service of Mesa’s employees assigned to perform Corporate Services shall be mutually determined by the parties; provided the tasks/obligations for which the abovementioned consideration is given is carried out within such time as can be reasonably expected by the Parties herein and in accordance with the Service Standards.  Such employees shall be, and at all times remain, the employees of Mesa.  Mesa shall be solely responsible for hiring, training and terminating such employees, and for setting compensation and benefits and all other terms, conditions and requirements of employment for employees assigned to perform Corporate Services.  Mesa shall be solely responsible for meeting any and all legal obligations to such employees which are imposed upon Mesa as their employer or contractor, as the case may be.  Mesa shall be responsible for all benefits and compensation payable to such employees (subject to reimbursement as provided herein), as well as all federal and state withholdings, payroll and other taxes and obligations with respect to such employees.

5. Independent Contractors.  TNR hereby engages Mesa as an independent contractor in connection with the Corporate Services, and TNR and Mesa are responsible only for their own actions.  Neither Mesa nor its employees, subcontractors or agents shall be deemed servants or employees of TNR.  Nothing in this Agreement shall be construed to create a joint venture, partnership or any other relationship of any nature which would create any liability or responsibility on the part of any Party for the debts, obligation or liabilities of the other Party.

6. Term & Termination.  The term of this Agreement shall commence on the date hereof, and shall extend for an initial period through March 31, 2014 (the “Initial Term”).  Thereafter, the term of this Agreement shall be automatically extended for consecutive one (1) month renewal terms, provided that neither Party gives written notice to the other of its intent not to renew not less than ten (10) days prior to the expiration of such initial term or any renewal term.  Notwithstanding the foregoing, after the Initial Term, either Party may terminate this Agreement at any time, for any reason, or for no reason, by delivering written notice to the non-terminating Party at least ten (10) days prior to such termination.  Notwithstanding anything to the contrary contained herein, if at any time (including, for the avoidance of doubt, during the Initial Term) David Freeman or Jenny Frey ceases to be employed by Mesa, TNR shall not thereafter be required to pay Mesa for their services and Exhibit A shall be deemed to be amended accordingly.

6. Confidentiality.  Mesa acknowledges that as a result of providing the Corporate Services contemplated hereunder, Mesa or its affiliates may receive information that has been created, discovered or developed by TNR or its affiliates and/or in which property rights have been assigned or otherwise conveyed to TNR, which information has commercial value to TNR and is not in the public domain (collectively the “Proprietary Information”).  Proprietary Information will be and remain the sole property of TNR or its affiliates or assigns. Mesa hereby agrees that it and its affiliates and the personnel providing Corporate Services hereunder will use the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties any Proprietary Information.  Mesa and its affiliates will not make any use of Proprietary Information, except as contemplated or required by the terms of this Agreement or as may be permitted by Section 7.4(d) of the Amended and Restated Limited Liability Agreement of TNR.

7. General Indemnification.

(a) TNR shall indemnify and hold harmless Mesa against any claims, loss, damage, cost, liability, injury or expense that may be reasonably incurred or sustained by Mesa or its affiliates, or any of its or its affiliates’ officers, directors, employees, representatives, agents or contractors, in connection with the provision of Corporate Services hereunder to the extent caused by or arising out of any breach of this Agreement, gross negligence, acts in violation of law, or willful misconduct of TNR or any of its employees, officers, representatives, agents or contractors.  This obligation shall survive expiration or earlier termination of this Agreement.

(b) Mesa shall indemnify and hold harmless TNR against any claims, loss, damage, cost, liability, injury or expense that may be reasonably incurred or sustained by TNR or its affiliates, or any of its or its affiliates’ managers, officers, directors, employees, representatives, agents or contractors, in connection with the provision of Corporate Services hereunder to the extent caused by or arising out of any breach of this Agreement, gross negligence, acts in violation of law, or willful misconduct of Mesa or any of its employees, officers, representatives, agents or contractors.  This obligation shall survive expiration or earlier termination of this Agreement.

8. Third Parties.  This Agreement and each of its provisions is for the exclusive benefit of the Parties to this Agreement and not for the benefit of any third party, and under no circumstances shall the terms of this Agreement be deemed to make TNR or Mesa responsible to any third party for damages or other liabilities to such third party.

9. Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  Except as otherwise provided, this Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

10. Amendments and Modifications.  This Agreement may not be amended or modified, except in writing signed by the Parties hereto; provided, however, that after the Initial Term, TNR may amend Exhibit A to eliminate specific Corporate Services and the related costs upon notice to Mesa.

11. Severability.  In the event that any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions hereof, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

12. Binding Effect; Assignment.  The provisions of this Agreement shall be for the benefit of and binding upon each of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.  Any attempted assignment without consent where required shall be void.

13. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

14. Waiver.  Failure to insist upon strict compliance with any of the terms of this Agreement shall not be deemed a waiver of such terms.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing and signed by the Party who might assert such a breach.

15. Headings.  The headings in this Agreement are used solely for convenience of the Parties and shall not be considered a part of, or affect the construction or interpretation of, this Agreement.

16. Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.  Without limiting the foregoing, a faxed copy of this Agreement or copy of this Agreement sent via email in a .pdf format will be considered an original.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be executed as of the date first above written.

TNR HOLDINGS LLC

By:____________________________________
Name:
Title:

MESA ENERGY, INC.

By:____________________________________
Name:
Title:

EXHIBIT 10.4

Exhibit A

Monthly Services and Costs

	Monthly Cost	Function
Legal and Professional Consultants
Software and Systems Maintenance / Training	$3,000	IT
IT	1,750	IT
Hedging	2,000	Hedging Services
Total - Legal and Professional	6,750

Office Expense - Dallas	4,000	Overhead Allocation

Wages - Dallas
Wages - CEO	5,000	Management
Wages - CFO	2,240	Accounting
Wages - EVP	3,000	Land Services
Wages - Bus. Dev.	1,000	Administrative
Wages - Admin. Asst.	2,250	Administrative
Wages - O & G Revenue	7,100	Accounting
Wages - Controller	2,500	Accounting
Wages - Landman	4,400	Land Services
Wages - Landman Assistants	7,000	Land Services
Payroll Taxes	2,932	Finance

Wages - Covington
David Freeman	14,000	Management
Jenny Frey	6,030	Operations
Subtotal - Wages	57,452

Insurance - WC	2,000	Insurance
Utilities - Allocation	250	IT
Total - Other G & A	2,250

Total Monthly Services	$70,452